Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Rapid7, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share, Rapid7, Inc. 2015 Equity Incentive Plan	(1)	Other	3,000,000	$5.97	$17,910,000.00	0.0001381	$2,473.37

Total Offering Amounts:						$17,910,000.00		$2,473.37
Total Fee Offsets:								0.00
Net Fee Due:								$2,473.37

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Offering Note(s)

(1)	(a) In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(b) Consists of 3,000,000 shares of Rapid7, Inc. (the “Registrant”) Common Stock, $0.01 par value per share (“Common Stock”), that may become issuable under the Registrant’s 2015 Equity Incentive Plan, as amended (the “Plan”).

(c) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on March 24, 2026.

(d) The Registrant does not have any fee offsets.

(e) The Amount of Registration Fee is rounded up to the nearest penny.